Bodisen Biotech Receives Preliminary Determination from Amex

Shaanxi, China — January 5, 2007 -- Bodisen Biotech, Inc. (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), today announced that on January 4, 2007 it received a letter from the American Stock Exchange, LLC (“Amex”) indicating that the Amex has determined that the Company has made a reasonable demonstration of its ability to regain compliance with continued listing standards by no later than the timely filing of the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 or April 17, 2007 (“Plan Period End Date”). As stated previously, the Amex has determined that the Company is not in compliance with certain Amex continued listing standards. The Company’s securities will continue to be listed on the Amex during this period pursuant to an extension.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. Ranked the 16th fastest growing company in China by Forbes China in January 2006, the Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly ”green'” products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the ‘safe harbor’ provisions of the Private Securities Litigation Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties include, among others, the fact that this statement reflects preliminary findings, that Bodisen’s independent review and the Amex inquiry are ongoing, and that further review may require adjustments to these statements. Please also note that there can be no guarantee that the Company’s compliance with the Amex letter dated January 4, 2007 will guarantee its continued listing on the Amex.

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